                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               C. R. BARD, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                            (BARD LOGO)
C. R. BARD, INC.
730 CENTRAL AVENUE
MURRAY HILL, NEW JERSEY 07974

March 10, 1995

Dear Shareholder:

     Your Board of Directors joins me in extending an invitation to attend the 1995 Annual Meeting of Shareholders which will be held on Wednesday, April 19, 1995 at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932. The meeting will start promptly at 10:00 a.m.

     We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items which are required to be acted upon by shareholders.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

                                         Sincerely yours,

                                         /s/ William H. Longfield

                                         WILLIAM H. LONGFIELD
                                         President and
                                         Chief Executive Officer

                                C. R. BARD, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 19, 1995

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 19, 1995 at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932 at 10:00 a.m. for the following purposes:

          1. To elect four Class II directors for a term of three years and one Class III director for a term of one year;

          2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the year 1995;

          3. To consider and vote upon a shareholder proposal; and

          4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only shareholders of record at the close of business on February 27, 1995 are entitled to notice of and to vote at the meeting.

     A copy of the Annual Report of C. R. Bard, Inc. for 1994 is enclosed with this Notice, the attached Proxy Statement and accompanying proxy.

     All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy and return it promptly in the self-addressed envelope provided.

                                          By order of the Board of Directors

                                          RICHARD A. FLINK
                                          Secretary

March 10, 1995

- --------------------------------------------------------------------------------
                      NO MATTER HOW MANY SHARES YOU OWNED
                  ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO
AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.
- --------------------------------------------------------------------------------

                                C. R. BARD, INC.
                               730 CENTRAL AVENUE
                         MURRAY HILL, NEW JERSEY 07974

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of
C. R. Bard, Inc. (the "Company") for use at the Annual Meeting of Shareholders referred to in the foregoing notice and at any adjournment thereof. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing March 10, 1995 to each shareholder entitled to vote.

     Shares represented by proxies, if such proxies are properly executed, received in time and not revoked, will be voted in accordance with the specifications thereon or, if no specifications are made, will be voted FOR the election as directors of all nominees named herein, FOR Proposal No. 2, AGAINST Proposal No. 3 and in accordance with the discretion of the named attorneys and proxies on any other business. Any proxy may be revoked at any time before it is exercised by notice in writing delivered to the Secretary of the Company.

     Under New Jersey law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting of Shareholders constitutes a quorum. Directors are elected by a plurality of the votes cast at the Annual Meeting of Shareholders. Adoption of Proposals No. 2 and 3 requires the affirmative vote of a majority of the votes cast on the proposal.

     Votes cast at the Annual Meeting of Shareholders will be tabulated by the Company's transfer agent. Votes withheld for the election of directors have no impact on the election of directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on Proposals No. 2 and 3.

     On February 27, 1995, the record date for the determination of shareholders entitled to notice of and to vote at the meeting, the outstanding voting securities of the Company consisted of 52,094,131 shares of Common Stock. Each share is entitled to one vote.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     There are currently ten members of the Board of Directors, divided into three classes. Class I consists of three directors whose terms expire in 1997. Class II consists of four directors whose terms expire in 1995. Class III consists of three directors whose terms expire in 1996. In each case, directors serve for a three-year term and until their successors are elected and qualified.

     Five directors are to be elected at the Annual Meeting of Shareholders. Three current members of the Board of Directors constituting Class II directors are nominated for re-election. Two additional persons, one of whom is designated as a nominee for election as a Class II director and the other of whom is designated as a nominee for election as a Class III director, are also nominated to be elected.

     Votes pursuant to the accompanying proxy will be cast, unless otherwise indicated on the proxy, for the election of the five nominees named below. In the event that any such nominee shall be unable to serve as a director, it is intended that the proxy solicited hereby will be voted for such other person or persons as may be nominated by management. Management has no reason to believe that the nominees will be unable to serve.

     Set forth below are the names, principal occupations and ages of the five nominees for election as directors and the current directors with unexpired terms, as well as certain information relating to other positions held by them with the Company and other companies. Except as otherwise indicated, the information set forth below as to principal occupation is for at least the last five years. There are no family relationships among directors and nominees.

                 NOMINEES FOR RE-ELECTION AS CLASS II DIRECTORS

Joseph F. Abely, Jr. .......  Retired Chairman and Chief Executive Officer of Sea-Land
                              Corporation (international intermodal freight transportation and related trade services), having been, prior thereto, Vice
                              Chairman of the Board and a director of RJR Nabisco, Inc.
                              (international consumer products); age 66. Mr. Abely has been a
                              Director since December 1985 and is a member of the
                              Compensation Committee; Finance Committee; and Regulatory
                              Compliance Committee. He is also a director of Perkin-Elmer
                              Corporation, Burlington Industries, Inc. and Marine Spill
                              Response Corporation.

Robert P. Luciano...........  Chairman and Chief Executive Officer of Schering-Plough
                              Corporation (pharmaceuticals and consumer products) since
                              January 1986; age 61. Mr. Luciano has been a Director since
                              1981 and is a member of the Executive Committee; Compensation
                              Committee; and Policy, Procedures and Organization Committee.
                              He is also a director of AlliedSignal Inc. and Merrill Lynch &
                              Co., Inc.

Robert H. McCaffrey.........  Retired Chairman of the Board of Directors since February 1991, having been Chairman of the Board of Directors from January
                              1989 to February 1991 and, prior thereto, Chairman of the Board of Directors and Chief Executive Officer since 1976; age 68.
                              Mr. McCaffrey has been a Director since 1976 and is a member of the Executive Committee and Policy, Procedures and Organization
                              Committee. He is also a director of KLM Communications, Inc.

                          NOMINEE FOR ELECTION AS CLASS II DIRECTOR

Benson F. Smith.............  Executive Vice President and Chief Operating Officer since July
                              1994, having been Executive Vice President -- Operations since
                              December 1993 and, prior thereto, Group Vice President from
                              September 1991 to December 1993 and Group Executive from
                              February 1990 to September 1991. Prior to February 1990, Mr.
                              Smith was President, Bard Urological Division; age 47. Mr.
                              Smith has been a director since July 1994 and is a member of the Finance Committee.

                         NOMINEE FOR ELECTION AS CLASS III DIRECTOR

T. Kevin Dunnigan...........  Chairman and Chief Executive Officer of Thomas & Betts
                              Corporation (electrical/electronics components) since 1992 and, prior thereto, President from 1980 to 1994; age 57. Mr.
                              Dunnigan has been a director since December 1994 and is a
                              member of the Audit Committee and Regulatory Compliance
                              Committee. He is also a director of Lukens, Inc. and Elsag
                              Bailey Process Automation N.V.

                               OTHER DIRECTORS OF THE COMPANY

                           CLASS III DIRECTORS (TERMS EXPIRE 1996)

Regina E. Herzlinger........  Nancy R. McPherson Professor of Business Administration,
                              Harvard Business School since 1971; age 51. Professor
                              Herzlinger has been a Director since 1991 and is a member of the Audit Committee and Regulatory Compliance Committee. She is
                              also a director of Deere & Company, Manor Care, Inc., Salick
                              Health Care, Inc. and Schering-Plough Corporation, and is a
                              member of the Visiting Committee on Sponsored Research of the
                              Massachusetts Institute of Technology.

William H. Longfield........  President and Chief Executive Officer since June 1994, having been President and Chief Operating Officer from September 1991 to July 1994 and Executive Vice President and Chief Operating
                              Officer from February 1989 to September 1991. In addition, since October 1993, Mr. Longfield has been delegated the
                              additional responsibilities of Chairman of the Board and from
                              October 1993 to June 1994 he had been delegated the additional responsibilities of Chief Executive Officer; age 56. Mr.
                              Longfield has been a Director since 1990 and is a member of the
                              Executive Committee and Policy, Procedures and Organization
                              Committee. He is also a director of Manor Care, Inc. and United
                              Dental Care.

                            CLASS I DIRECTORS (TERMS EXPIRE 1997)

William T. Butler, M.D. ....  President and Chief Executive Officer of Baylor College of
                              Medicine since 1979; age 62. Dr. Butler has been a Director since 1988 and is a member of the Compensation Committee;
                              Regulatory Compliance Committee; and Policy, Procedures and
                              Organization Committee. He is Chairman of the Texas Higher
                              Education Coordinating Board Health Professions Education
                              Advisory Committee. He is also a director of Browning-Ferris
                              Industries Inc., First City Bancorporation of Texas, Inc. and
                              Lyondell Petrochemical Company.

Raymond B. Carey, Jr. ......  Retired Chairman and Chief Executive Officer of ADT, Inc.
                              (electronic protection systems); age 68. Mr. Carey has been a
                              Director since 1991 and is a member of the Audit Committee;
                              Regulatory Compliance Committee; and Finance Committee. He is
                              also a director of Thomas & Betts Corporation and the Kroger
                              Co.

Daniel A. Cronin, Jr. ......  President, Northbridge Management Company (investment management); General Partner, Ampersand Associates (venture capital fund); age 66. Mr. Cronin had been a Director from 1968 to 1976 when he resigned to join the staff of the United States
                              Secretary of Commerce, a position he held until 1977. He was re-elected a Director in 1979 and is a member of the Audit
                              Committee; Finance Committee; and Executive Committee. He is
                              also a director of Altron Corporation.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Brinson Holdings, Inc., together with its wholly-owned subsidiary, Brinson Partners, Inc., a registered investment advisor, and Brinson Partners, Inc.'s wholly-owned subsidiary, Brinson Trust Company, a bank, each located at 209 South LaSalle, Chicago, Illinois, have reported that as of December 31, 1994, Brinson Partners, Inc. held sole voting power and sole dispositive power over 2,415,350 shares of Common Stock of the Company, or 4.6% of the outstanding shares, and Brinson Trust Company held sole voting power and sole dispositive power over 901,900 shares of Common Stock of the Company, or 1.7% of the outstanding shares.

     As of the record date, management knows of no other person who owned beneficially more than 5% of the Company's outstanding stock.

SECURITIES OWNERSHIP OF MANAGEMENT

     The table below contains information as of February 27, 1995 with respect to the beneficial ownership of Common Stock of the Company by each director of the Company, the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group (including the Named Executive Officers). No director or executive officer owns more than 1% of the outstanding stock. All directors and executive officers as a group (22 people) own beneficially 1.3% of the outstanding stock. Unless otherwise noted in the footnote following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

                                                                        SHARES OF COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                 -------------------------------------
                                                                                     RIGHT TO ACQUIRE
                                                                                     WITHIN 60 DAYS OF
                                                                    HELD AS OF       FEBRUARY 27, 1995
     NAME                                                        FEBRUARY 27, 1995     UNDER OPTIONS
     ----                                                        -----------------   -----------------
Joseph F. Abely, Jr............................................         3,400                 600
William C. Bopp................................................         8,033              23,025
William T. Butler, M.D.........................................         5,700                 600
Raymond B. Carey, Jr...........................................         1,800                 600
Daniel A. Cronin, Jr...........................................        16,000                 600
T. Kevin Dunnigan..............................................         1,000                 -0-
Regina E. Herzlinger...........................................         1,300                 600
William H. Longfield...........................................        32,959              90,350
Robert P. Luciano..............................................         5,400                 600
Robert H. McCaffrey(*).........................................       412,040                 600
Benson F. Smith................................................        21,777              42,176
Richard J. Thomas..............................................        10,451              19,950
William T. Tumber..............................................        13,555              28,636
All Directors and Executive Officers as a group (22 people)....       652,873             356,562

- ---------------

(*) Includes 10,515 shares owned by his wife as to which he disclaims beneficial ownership. Includes 19,000 shares held by a trust for his child. Includes 17,874 shares owned by a foundation of which he is President. Includes 154,124 shares owned by two foundations of which he is a co-trustee and as to all of which investment or voting power is shared.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors met nine times in 1994. No director of the Company attended fewer than 98% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which they served.

     The Board of Directors has several standing committees, including, among others, an Audit Committee, a Compensation Committee (formerly the Compensation and Stock Option Committee) and a Policy, Procedures and Organization Committee.

     The Audit Committee, currently composed of Directors Carey, Cronin, Dunnigan and Herzlinger, met two times during 1994. The principal functions of the Audit Committee are to (i) make recommendations to the full Board concerning the appointment of independent public accountants, (ii) review the scope of the audit and related fees, (iii) review the Company's accounting principles, policies and reporting practices with the independent public accountants, internal auditors and management, (iv) discuss with the independent public accountants the results of their audit and determine what action, if any, is required with respect to the Company's internal controls, (v) meet separately with the independent public accountants as well as separate meetings with the internal auditors and (vi) consider other audit and nonaudit matters from time to time as requested by the full Board.

     The Compensation Committee, currently composed of Directors Abely, Butler and Luciano, reviews and reports to the Board of Directors on all matters involving compensation of employees and management and administers the Company's 1994 Executive Bonus Plan and 1993 Long Term Incentive Plan. During 1994 there were three meetings of the Compensation Committee.

     The Policy, Procedures and Organization Committee, currently composed of Directors Butler, Longfield, Luciano and McCaffrey, advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Committee also reviews and makes recommendations to the Board of Directors concerning the qualifications and selection of candidates as nominees for election as directors and will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company. The Policy, Procedures and Organization Committee met three times during 1994.

EXECUTIVE COMPENSATION

  COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is designed to create a link between pay and performance. Performance is the critical factor in all compensation decisions. The Company relies on established compensation consultants to analyze and evaluate the total compensation paid to executives against that of competitive companies. The components of total compensation are base salary, annual cash bonus incentives and long-term incentives. The Compensation Committee believes that a strong link between pay and performance will enhance the Company's ability to attract, motivate and retain key employees.

  Base Salaries

     Base salaries are determined by evaluating the responsibility of the executive and by reference to the competitive marketplace for executive talent. In order to attract and retain high caliber executives, base salaries are targeted slightly above average but below the high end compared with the Company's competition for executive talent. The Company believes that its competition for executive talent comes from a selected group of companies in the same industry as, and with sales and products similar to those of, the Company. This selected group of companies is larger than, and does not contain all the companies in, the peer group which makes up the S&P medical product index in the Comparison of Five Year Cumulative Total Return below, as the Company believes that reference to the S&P medical product index provides the most meaningful comparison for shareholder returns, while the larger, selected group of companies is more representative of the Company's competition for executive talent.

     In determining base salary increases as well as total compensation, the Compensation Committee takes into account corporate and individual performance, inflation rates and the salary levels prevailing at the selected group of companies described above. Increases in base salaries are influenced by the performance of the Company and the individual as compared with established goals and objectives. Goals and objectives vary by individual and include the attainment of targeted levels of sales, net profits, earnings per share and return on shareholders' investment, as well as individual goals consisting of the attainment of strategic and operational initiatives (i.e., expansion of globalization, acquisitions/divestitures). For purposes of base salary increases, no particular weight is assigned to any goal.

     In determining the base salary of Mr. Longfield, the Compensation Committee weighed corporate and individual performance more heavily than inflation or analysis of competitive salary data. Mr. Longfield, who was delegated the responsibilities of Chairman and Chief Executive Officer in October of 1993, was elected Chief Executive Officer in June of 1994.

     The Compensation Committee considers the recommendation of the Chief Executive Officer in approving the base salaries of Messrs. Smith, Tumber, Thomas, Bopp and all other executives whose base salaries exceed $150,000 annually. Goals and objectives for these individuals are based on the targeted levels described above for the Divisions or corporate staff functions for which they are responsible and individual strategic and operational initiatives. Performance is weighed more heavily than inflation and competitive salary data.

     The Compensation Committee establishes each year a merit fund which is used to increase base salaries for professional and managerial employees. The amount of the merit fund is determined on the basis of an analysis of several industry specific and general non-industry specific surveys which are conducted on an annual basis by consulting companies and trade associations. Individuals receive a salary increase paid out of the merit fund based on a formula which is designed to reward superior individual performance.

  Bonus Plans

     Awards under the Company's bonus plans are determined based on the degree to which corporate and, in certain cases, group financial and individual, non-financial goals are attained.

     Actual incentive compensation awards may be either more or less than targeted amounts depending on actual results compared with corporate and group and individual performance measures. Thus the Company's incentive plans create a direct link between pay and performance.

     At the beginning of each year, the Board of Directors, for corporate planning purposes and in consultation with the management of the Company, approves certain financial targets for the Company, including an earnings per share target. The earnings per share target then becomes the critical financial indicator used by the Compensation Committee in determining awards under the Company's bonus plans for Mr. Longfield and the other executive officers, other than Group Vice Presidents whose bonuses are determined as described below. All bonuses are based on operational results exclusive of items of an unusual and/or non-recurring nature.

     Certain executive officers of the Company, including the Named Executive Officers, receive their bonuses under the Company's 1994 Executive Bonus Plan. Bonuses under this plan for 1994 were determined by reference to the degree to which the Company's earnings per share target for 1994 was achieved and, with respect to Group Vice Presidents, including Messrs. Tumber and Thomas, with equal weight by reference to the degree to which the net income target established for their respective groups was achieved. In 1994, 100% of the Company's earnings per share target (exclusive of items of an unusual and/or non-recurring nature) was achieved and 90% and 85% of the net income targets for the respective groups of Messrs. Tumber and Thomas were achieved. In awarding bonuses to the Named Executive Officers, the Compensation Committee may grant less than, but not more than, the amounts determined pursuant to guidelines established pursuant to the 1994 Executive Bonus Plan.

     Except as set forth below, bonuses for the Company's other executive officers for 1994 were determined by reference to the degree to which the Company's earnings per share target for 1994 was achieved and the degree to which individual strategic and operational initiatives for 1994 were achieved. The Chief Executive Officer establishes individual strategic and operational goals taking into account the executive's position in the Company and the executive's particular strengths and opportunities for improvement. Approximately 80% of the bonuses awarded to these executives in 1994 was based on the degree of achievement of the Company's earnings per share target and approximately 20% was based on the degree of achievement of individual strategic and operational initiatives. The executive officers of the Company who are responsible for quality control and regulatory and medical affairs do not participate in the Company's bonus plans.

  Stock Options

     Under the 1993 Long Term Incentive Plan, in 1994 the Compensation Committee granted stock options to selected executive officers, including the Named Executive Officers. The Compensation Committee may, in its discretion, grant limited stock appreciation rights that may only be exercised in the event of a change of control of the Company. Limited stock appreciation rights were granted in tandem with all options granted to executive officers.

     Stock options are combined with other long term incentives to target total compensation for long term incentives at slightly above the average but below the high end of the selected group of companies described above. Actual awards may be more or less than targeted amounts depending on actual results compared with corporate and, in certain cases, group and individual performance measures as described under "Bonus Plans".

     In determining the number of options granted to each individual the Compensation Committee uses a multiple of base salary divided by the share price on the date of grant.

     The Company uses the Black-Scholes method to determine the potential value of stock options.

  Restricted Stock Awards

     Under the 1993 Long Term Incentive Plan, in 1994 the Compensation Committee granted restricted stock to selected executive officers, including the Named Executive Officers. Restricted stock vests in accordance with a schedule specified by the Compensation Committee. Restricted stock is combined with other long term incentives to target total compensation for long term incentives at slightly above the average but below the high end of the selected group of companies described above. Executive officers may receive more or less than the targeted amounts depending on actual results compared with corporate and, in certain cases, group and individual performance measures as described under "Bonus Plans".

     The formula for determining the number of shares of restricted stock granted to each individual is a multiple of base salary weighted for attainment of goals and objectives and divided by the share price on the date of grant.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers for 1994 and thereafter. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company's 1994 Executive Bonus Plan and 1993 Long Term Incentive Plan have been structured such that annual incentive bonuses and long-term equity-based compensation paid thereunder for the Company's most senior executives should constitute qualifying performance-based compensation under
Section 162(m). The Company's shareholders have approved both such plans. However, the Compensation Committee recognizes that unanticipated future events, such as a change of control of the Company or a change in executive personnel, could result in a disallowance of compensation deductions under Section 162(m). Moreover, the Compensation Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Compensation Committee's business judgment such award would be in the best interest of the Company. The Compensation Committee believes that all compensation reported in the Summary Compensation Table below for 1994 is deductible under the Internal Revenue Code.

                                          THE COMPENSATION COMMITTEE
                                          Robert P. Luciano, Chairperson
                                          Joseph F. Abely, Jr.
                                          William T. Butler, M.D.

SUMMARY COMPENSATION TABLE

     The table below sets forth information concerning compensation paid to the Named Executive Officers during the last three fiscal years.

                                           ANNUAL COMPENSATION          LONG TERM COMPENSATION
                                   -------------------------------  -------------------------------
                                                                           AWARDS           PAYOUTS
                                                                    ----------------------  -------
                                                         OTHER      RESTRICTED  SECURITIES
                                                         ANNUAL       STOCK     UNDERLYING   LTPIP    ALL OTHER
         NAME AND                  SALARY     BONUS   COMPENSATION    AWARDS     OPTIONS    PAYOUTS  COMPENSATION
    PRINCIPAL POSITION      YEAR     ($)       ($)       ($)(1)       ($)(2)      (#)(3)    ($)(4)      ($)(5)
- --------------------------  ----   -------   -------  ------------  ----------  ----------  -------  ------------
William H. Longfield......  1994   525,000   315,000     15,834       302,563     89,352     46,137     171,270
 President and              1993   442,278   250,000     14,742       162,908     39,400     40,131     121,533
 Chief Executive Officer    1992   390,000   257,400     13,650           -0-     19,600     40,076      85,861

Benson F. Smith...........  1994   317,500   192,500      9,280       119,130     34,128     23,660      28,968
 Executive Vice President   1993   243,237   146,000      8,640        63,130     15,300      9,555      25,561
 and Chief Operating        1992   221,000   125,800      4,250           -0-     10,000      9,659      15,312
 Officer

William T. Tumber.........  1994   235,125    87,500      7,540        47,607     13,756     21,970      73,038
 Group Vice President       1993   225,000    75,500      7,020        59,118     14,400      8,820      76,532
                            1992   212,000   109,100      3,900           -0-      9,400      8,916      69,945

Richard J. Thomas.........  1994   235,125    79,400      6,090        43,320     12,508     17,745      12,911
 Group Vice President       1993   225,000    47,500      5,670        59,118     14,400     15,435      15,626
                            1992   204,500   127,200      5,250           -0-      9,400     15,603      14,248

William C. Bopp...........  1994   208,700   104,400      4,350        59,796     15,264     12,675      42,921
 Senior Vice President and  1993   195,000    76,000      4,050        37,183      9,100      2,499      30,818
 Chief Financial Officer    1992   180,000   102,000        850           -0-      8,400      2,526      16,330

- ---------------
(1) All of these amounts represent dividend equivalents paid under the Long Term Performance Incentive Plan ("LTPIP").

(2) As of December 31, 1994: William H. Longfield held an aggregate of 19,500 shares of restricted stock with an aggregate value of $526,500; Benson F. Smith held an aggregate of 7,640 shares of restricted stock with an aggregate value of $206,280; William T. Tumber held an aggregate of 4,320 shares of restricted stock with an aggregate value of $116,640; Richard J. Thomas held an aggregate of 4,130 shares of restricted stock with an aggregate value of $111,510; and William C. Bopp held an aggregate of 3,730 shares of restricted stock with an aggregate value of $100,710. Dividends are paid on all shares of restricted stock.

(3) Grants consist of stock options with attached limited rights exercisable in the event of a change of control. See "Certain Compensation Arrangements" below for a description of the material features of the limited stock appreciation rights.

(4) The dollar amounts for 1994, 1993 and 1992 were derived by multiplying the number of vested performance units by $8.45, $7.35 and $7.43, respectively, the book values of a share of the Common Stock of the Company at December 31, 1994, December 31, 1993 and December 31, 1992, respectively. These payouts are not made until the employee retires or otherwise leaves employment with the Company.

(5) As required by the rules of the Securities and Exchange Commission, the amounts reflected in this column include the annual accruals to the employees' accounts under the Supplemental Insurance/Retirement Plan. Under this plan, the annual accruals are disproportionately higher in the later years of an employee's participation in order to create an incentive to an executive to continue employment with the Company until at least age 62 when accruals cease. The Company believes that a more realistic reflection of the accruals under the Supplemental Insurance/Retirement Plan is the actuarial average, over the years of an executive's participation in the plan, of the aggregate expected accruals under the plan. On this basis, the actuarial average accrual amounts for Messrs. Longfield, Smith, Tumber, Thomas and Bopp would be $96,732, $24,484, $28,207, $15,012 and $22,002, respectively, in 1994, $84,736, $18,282, $27,190, $14,540 and $19,196, respectively, in
    1993, and $48,509, $11,434, $19,533, $8,835 and $10,382, respectively, in
    1992, as opposed to the amounts shown in the column.

    For William H. Longfield, the 1994 amount in the column represents Company contributions of $3,750 under the Retirement Savings Plan, $163,940 accrued under the Supplemental Insurance/Retirement Plan and $3,580 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1993 amount in the column represents Company contributions of $8,648 under the Retirement Savings Plan, $110,060 accrued under the Supplemental Insurance/Retirement Plan and $2,825 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $8,040 under the Retirement Savings Plan, $75,736 accrued under the Supplemental Insurance/Retirement Plan and $2,085 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For Benson F. Smith, the 1994 amount in the column represents Company contributions of $3,750 under the Retirement Savings Plan, $24,160 accrued under the Supplemental Insurance/Retirement Plan and $1,058 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1993 amount in the column represents Company contributions of $5,482 under the Retirement Savings Plan, $19,228 accrued under the Supplemental Insurance/Retirement Plan and $851 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $5,384 under the Retirement Savings Plan, $9,341 accrued under the Supplemental Insurance/Retirement Plan and $587 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For William T. Tumber, the 1994 amount in the column represents Company contributions of $3,750 under the Retirement Savings Plan, $66,786 accrued under the Supplemental Insurance/Retirement Plan and $2,502 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1993 amount in the column represents Company contributions of $3,747 under the Retirement Savings Plan, $70,392 accrued under the Supplemental Insurance/Retirement Plan and $2,393 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $3,629 under the Retirement Savings Plan, $64,584 accrued under the Supplemental Insurance/Retirement Plan and $1,732 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For Richard J. Thomas, the 1994 amount in the column represents Company contributions of $3,750 under the Retirement Savings Plan, $8,436 accrued under the Supplemental Insurance/Retirement Plan and $725 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1993 amount in the column represents Company contributions of $5,621 under the Retirement Savings Plan, $9,340 accrued under the Supplemental Insurance/Retirement Plan and $665 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $5,050 under the Retirement Savings Plan, $8,732 accrued under the Supplemental Insurance/Retirement Plan and $466 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For William C. Bopp, the 1994 amount in the column represents Company contributions of $3,750 under the Retirement Savings Plan, $38,156 accrued under the Supplemental Insurance/Retirement Plan and $1,015 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1993 amount in the column represents Company contributions of $4,872 under the Retirement Savings Plan, $25,016 accrued under the Supplemental Insurance/Retirement Plan and $930 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the Column represents Company contributions of $4,325 under the Retirement Savings Plan, $11,334 accrued under the Supplemental Insurance/Retirement Plan and $671 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

CERTAIN COMPENSATION ARRANGEMENTS

     The Company has an agreement with Mr. Longfield which provides for benefits upon any termination of employment within three years after a change of control (defined to include the acquisition by a person or a group of 20% or more of the voting power of the Company's stock or a change in the members of the Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors during a two-year period). This agreement expires three years after any change of control, but under certain circumstances may be terminated by the Board of Directors prior to any change of control and will expire immediately upon the earlier of the officer's death, permanent disability or termination of employment for cause. Benefits include (i) severance pay of three times the sum of the officer's highest base salary and his average annual bonus during the three years prior to severance and (ii) continued participation in the Company's benefit plans for one year (or, if such participation is not possible, provision for substantially similar benefits). The Company has similar agreements with Mr. Smith, Mr. Bopp and five other executive officers. In addition, the Company has entered into a Supplemental Executive Retirement Agreement with Mr. Longfield which provides for additional benefits each year for a period of fifteen years to Mr. Longfield equal to (i) 50% of his salary and bonus averaged over the five completed calendar years which provide the highest average of all the completed calendar years ending before the time Mr. Longfield becomes entitled to benefits under such agreement minus (ii) the sum of benefits which Mr. Longfield receives under the Company's qualified and non-qualified pension plans in the applicable year. Benefits under this plan commence upon death, disability, termination other than by reason of discharge for cause, voluntary retirement on or after age 62 or voluntary retirement within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as described above.

     The Company provides supplemental annuities to certain officers, including the Named Executive Officers, and other key employees for a fifteen-year period commencing on retirement pursuant to the Supplemental Insurance/Retirement Plan or, with respect to officers, following a termination of employment within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with Mr. Longfield.

     The Company's 1993 Long Term Incentive Plan provides that the Compensation Committee may grant limited stock appreciation rights entitling the holder thereof to surrender to the Company, under certain circumstances, such rights in exchange for cash as described below. A limited stock appreciation right can only be exercised within the sixty-day period commencing upon the date of the first public disclosure of a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with Mr. Longfield. Limited stock appreciation rights are exercisable whether or not the holder thereof is then employed by the Company. Upon exercise of a limited stock appreciation right, the holder thereof shall be entitled to receive an amount in cash equal to the greater of (i) the fair market value of the shares of the Common Stock of the Company with respect to which the limited stock appreciation right was exercised over the option price of such shares and (ii) if the change of control is the result of a transaction or a series of transactions, the highest price per share of Common Stock of the Company paid in such transaction or transactions during the sixty-day period up to the date of exercise over the option price of such shares. There are also limited stock appreciation rights outstanding under the Company's 1989 Employee Stock Appreciation Rights Plan, as amended.

     Stock options granted under the Company's prior stock option plans, and stock options, stock appreciation rights and restricted stock granted under the Company's 1993 Long Term Incentive Plan and performance units (representing the right to future cash payments based on the per share net book value of the Company's Common Stock) granted under the Company's Long Term Performance Incentive Plan vest immediately upon the occurrence of a change of control (defined in substantially the same manner as in the agreements with Mr. Longfield).

COMPENSATION OF OUTSIDE DIRECTORS

  Fees and Deferred Compensation

     Non-employee directors receive a $22,000 annual retainer plus $1,100 per Board meeting attended and an additional $1,100 per committee meeting attended, except for committee chairpersons who receive a committee meeting fee of $2,200 for each committee meeting chaired. All or a portion of such fees may be deferred at the election of the director, and any amount so deferred is valued at the election of the director either (i) as if invested in an interest-bearing account or (ii) as if invested in units which are valued as if invested in Common Stock of the Company. Deferred fees are payable in cash, in installments or as a lump sum upon termination of services as a director. Directors who are also employees do not receive any such fees.

  1988 Directors Stock Award Plan, as Amended

     Under the 1988 Directors Stock Award Plan, as amended (the "1988 Plan"), directors who are not employees of the Company are awarded additional compensation in the form of shares of Common Stock of the Company and options to purchase shares of Common Stock of the Company.

     In October of the year in which a non-employee director is elected to the Board of Directors, such non-employee director is granted the right to receive 200 shares of Common Stock of the Company during each year of the director's term. However, such director is not entitled to any such installment of shares in the event that for any reason such director is not a non-employee director on the date on which an installment of shares of Common Stock would otherwise be transferable under the 1988 Plan. The 1988 Plan provides that no shares of Common Stock awarded to a non-employee director under the 1988 Plan may be disposed of for any purpose until the expiration of two years from the date of the transfer of such shares to the non-employee director; however, such transfer restriction ceases to apply upon the death or permanent disability of the non-employee director.

     In July of each year, each non-employee director is granted an option to purchase 600 shares of Common Stock of the Company. Such options have a ten-year term and become exercisable with respect to 200 shares of Common Stock of the Company subject thereto on each of the first three anniversaries following the date of grant. The purchase price per share of Common Stock of the Company purchased under an option granted pursuant to the 1988 Plan shall not be less than the mean between the high and low sale price, regular way, on the New York Stock Exchange-Composite Tape on the date the option was granted.

     If a non-employee director shall, by reason other than death or retirement, cease to be a member of the Board of Directors of the Company while holding an outstanding option, such non-employee director shall be permitted to exercise such option within sixty days from the day he or she ceased to be a member of the Board of Directors; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she ceased to be a member of the Board of Directors. If a non-employee director shall die after the date he or she ceases to be a member of the Board of Directors of the Company while holding an outstanding option, such option shall be exercisable to the extent, and during the period, that such option would, but for his or her death, have otherwise been exercisable by such non-employee director. If a non-employee director shall cease to be a member of the Board of Directors of the Company by reason of retirement while holding an outstanding option, such non-employee director shall be permitted to exercise such option within three years from the last day of the month in which he or she retired; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee Director at the time he or she retired. If a non-employee director shall die while holding an outstanding option, and at the time of death, such option was then exercisable with respect to less than 100% of the shares subject thereto, the number of shares with respect to which such option shall be exercisable shall be increased to 100% of the total number of shares subject thereto. The period during which such option shall be exercisable shall commence on the date of death and end on the first anniversary of the month in which the date of death occurred, but in no event shall the period extend beyond the expiration date of the option.

  Retirement Plan for Outside Directors

     The Company maintains a retirement income plan for non-employee directors who have served on the Board of Directors for at least five years. Upon retirement, such directors will receive annual payments equal to an amount composed of the annual retainer together with an amount based upon the annual meeting fees in effect at the time of retirement. Such payments will be made for that number of years equal to the number of full or partial years of service on the Board. In the event of the retired director's death, his or her surviving spouse shall receive the same benefits that such director would have received had he or she survived.

  Related Transactions

     Regina Herzlinger, a member of the Company's Board of Directors, serves on the Board of Directors of Belmont Instrument Corp. In 1994 the Cardiopulmonary Division of the Company purchased from Belmont Instrument Corp. approximately $2,813,000 of a product originally developed by Belmont Instrument Corp. and licensed to the Company. Professor Herzlinger's husband, George, is the President and a director of the corporation, and the Herzlingers are its majority shareholders. The Company's business relationship with Belmont Instrument Corp. predates and is independent of Professor Herzlinger's election to the Company's Board of Directors, and pursuant to existing Company policies, the subsequent execution of a contract with this corporation did not require submission to the Company's Board of Directors for approval. The Company believes that the transactions with Belmont Instrument Corp. were on terms no less favorable than if the transactions were with an unaffiliated party.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information concerning options granted to the Named Executive Officers during the last fiscal year.

                                                                                          GRANT
                                                INDIVIDUAL GRANTS                     DATE VALUE(1)
                              ------------------------------------------------------  -------------
                               NUMBER OF
                              SECURITIES     % OF TOTAL
                              UNDERLYING      OPTIONS
                                OPTIONS      GRANTED TO   EXERCISE OR                  GRANT DATE
                                GRANTED     EMPLOYEES IN  BASE PRICE     EXPIRATION      PRESENT
            NAME                (#)(2)      FISCAL YEAR    ($/SHARE)        DATE        VALUE($)
            ----              -----------   ------------  -----------    ----------   -------------
William H. Longfield........   89,352           13.1       22.5625     July 13, 2004     833,654
 President and
 Chief Executive Officer

Benson F. Smith.............   34,128            5.0       22.5625     July 13, 2004     318,414
 Executive Vice President
 and Chief Operating Officer

William T. Tumber...........   13,756            2.0       22.5625     July 13, 2004     128,343
 Group Vice President

Richard J. Thomas...........   12,508            1.8       22.5625     July 13, 2004     116,699
 Group Vice President

William C. Bopp.............   15,264            2.2       22.5625     July 13, 2004     142,413
 Senior Vice President and
 Chief Financial Officer

- ---------------

(1) Grant date values are based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercising price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions: (a) an expected volatility of .31224 based on daily stock prices of the Company's Common Stock for the one-year period prior to the grant date, (b) a risk-free rate of return of 7.30%, (c) the Company's Common Stock five-year dividend yield of 2.48% and (d) a ten-year period from time of grant until exercise.

(2) Grants consist of stock options with attached limited stock appreciation rights which are exercisable in the event of a change of control. See "Certain Compensation Arrangements" above for a description of the material features of the limited stock appreciation rights. Options become exercisable in four annual installments commencing one year after the date of grant and are exercisable at a price equal to the market price on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUES

     The table below sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of the Named Executive Officers' unexercised options.

                                                                       NUMBER OF
                                                                      SECURITIES          VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED       IN-THE-MONEY
                                                                      OPTIONS AT         OPTIONS AT
                                                                     FY-END(#)(1)       FY-END($)(1)
                                           SHARES        VALUE      ---------------    ---------------
                                        ACQUIRED ON     REALIZED     EXERCISABLE/       EXERCISABLE/
                NAME                    EXERCISE(#)       ($)        UNEXERCISABLE     UNEXERCISABLE(2)
                ----                    ------------   --------     ---------------    ---------------
William H. Longfield.................         -0-            -0-     90,350/133,702    468,888/416,141
 President and
 Chief Executive Officer

Benson F. Smith......................       8,000        147,500      42,176/52,228    298,502/160,452
 Executive Vice President and
 Chief Operating Officer

William T. Tumber....................         -0-            -0-      28,636/30,756     152,760/69,511
 Group Vice President

Richard J. Thomas....................       5,400         66,488      19,950/29,458      49,656/63,967
 Group Vice President

William C. Bopp......................       5,875         81,664      23,025/27,414      98,655/74,568
 Senior Vice President and
 Chief Financial Officer

- ---------------

(1) These options were granted over a period of years.

(2) Rounded value at $27.00 per share market price.

PENSION TABLE

     The table below sets forth the aggregate estimated annual retirement benefits payable under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan for employees retiring at normal retirement age (65) in 1994.

FIVE YEAR AVERAGE                                     YEARS OF PARTICIPATION
- -------------------------  --------------------------------------------------------------------------
   COMPENSATION                10         15         20         25         30         35         40
- -------------------------  --------   --------   --------   --------   --------   --------   --------
$   50,000...............   $  7,000   $ 10,500   $ 14,000   $ 17,500   $ 21,000   $ 24,500   $ 28,000
   100,000...............     14,500     22,000     29,000     36,500     43,500     51,000     58,000
   150,000...............     22,000     33,000     44,000     55,000     66,000     77,000     88,000
   200,000...............     29,500     44,500     59,500     74,000     88,500    103,500    118,000
   250,000...............     37,000     55,500     74,000     92,500    111,000    129,500    148,000
   300,000...............     44,500     67,000     89,000    111,500    133,500    156,000    178,000
   400,000...............     59,500     89,500    119,000    149,000    178,500    208,500    238,000
   500,000...............     74,500    112,000    149,000    186,500    223,500    261,000    298,000
   600,000...............     89,500    134,500    179,000    224,000    268,500    313,500    358,000
   700,000...............    104,500    157,000    209,000    261,500    313,500    366,000    418,000
   800,000...............    119,500    179,500    239,000    299,000    358,500    418,500    478,000
   900,000...............    134,500    202,000    269,000    336,500    403,500    471,000    538,000
 1,000,000...............    149,500    224,500    299,000    374,000    448,500    523,500    598,000

     Under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of an employee's pensionable earnings, which include regular salary, commissions, bonuses, overtime pay and shift differentials. Annual bonus amounts reflected in the Summary Compensation Table relate to the year in which such bonuses were accrued and are not included in the calculation of annual compensation for purposes of the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan until the succeeding year.

     The estimated credited full years of service for Messrs. Longfield, Smith, Tumber, Thomas and Bopp are 5, 14, 14, 9 and 13, respectively. The estimated annual retirement benefits payable are based on employer contributions on a lifetime annuity basis to persons whose highest average compensation over a period of five consecutive years of service are in the indicated classifications. The benefits listed in the table are not subject to deductions for Social Security or any other offset amounts.

     Under the Supplemental Executive Retirement Agreement between the Company and Mr. Longfield described above under "Certain Compensation Arrangements," if Mr. Longfield were to retire at age 62, his estimated annual benefit at such time would be approximately $120,000 annually more than the estimated value of the Company's qualified and non-qualified pension plans available to Mr. Longfield at such age.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

     The graph below compares the cumulative total shareholder return on the Company's Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P Medical Products & Supplies Index over the same period. The graph assumes the investment of $100 in each of the Company's Common Stock, the S&P 500 Index and the S&P Medical Products & Supplies Index on December 31, 1989 and that all dividends were reinvested.


                                                                  S&P Medical
      Measurement Period          C.R. Bard,                       Products &
    (Fiscal Year Covered)            Inc.        S&P 500 Index   Supplies Index
            1989                     100             100              100
            1990                      80              95              117
            1991                     144             127              189
            1992                     158             137              166
            1993                     125             150              130
            1994                     137             152              148

              PROPOSAL NO. 2 -- RATIFICATION OF THE APPOINTMENT OF
             ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP to audit the accounts of the Company for the fiscal year ending December 31, 1995. Since their report will be addressed to the shareholders as well as the Board of Directors, the holders of Common Stock are asked to ratify this selection. The Company has been advised that a representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so. It is expected that the representative will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

                     PROPOSAL NO. 3 -- SHAREHOLDER PROPOSAL
                    RELATING TO ANNUAL ELECTION OF DIRECTORS

     A shareholder of the Company has advised the Company that he will submit the resolution set forth below for action at the Annual Meeting of Shareholders. The name and address of the proponent and the number of shares of the Company's Common Stock held by the proponent will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request. The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors' statement below.

    RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

     The proponent's statement in support of the resolution is as follows:

          The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

          The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

          The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of stockholders.

          As a founding member of the Investors Rights Association of America I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

          I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
                              SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS' STATEMENT AGAINST THE SHAREHOLDER PROPOSAL IS AS
FOLLOWS:

     Under the Company's current system for electing directors, the Board of Directors is divided into three classes, with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term, and directors for one of the three classes are elected each year. This staggered system of election is similar to procedures which have been adopted by the shareholders of many major corporations, including more than half of all Fortune 500 companies.

     The Board of Directors believes that the staggered system of election facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Company and its business will be on the Board of Directors at all times. The classified Board of Directors is also intended to prevent precipitous changes in the composition of the Company's Board of Directors and thereby serves to moderate those changes in the Company's policies, business strategies and operations which the Board of Directors deems not to be in the best interest of the Company and its shareholders. The Company's directors are fully accountable to serve the shareholders' interests throughout their terms.

     Board classification is also intended to encourage any person seeking to acquire control of the Company to initiate such action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is in the best interest of all shareholders.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
                             SHAREHOLDER PROPOSAL.

MISCELLANEOUS

     The Company does not know of any business other than that described above to be presented for action to the shareholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

     The cost of this solicitation will be borne by the Company. It is contemplated that proxies will be solicited through the use of the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone or special letter. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies and expects to pay such firm a fee of approximately $10,000 plus out-of-pocket expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

     Under the federal securities laws, the Company's directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission and the New York Stock Exchange, by specific due dates, transactions and holdings in the Company's Common Stock. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that during fiscal 1994 all these filing requirements were satisfied.

     The Annual Report of the Company for 1994, including certified financial statements, has been furnished to all persons who were shareholders of the Company on the record date for the Annual Meeting of Shareholders.

PROPOSALS OF SECURITY HOLDERS

     A proposal of a security holder intended to be presented at the next Annual Meeting of Shareholders and to be included in the proxy statement must be received at the Company's principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 11, 1995.

P R O X Y


                                C. R. BARD, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William C. Bopp and Richard A. Flink, and each of them, his true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932 on Wednesday, April 19, 1995 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

ELECTION OF DIRECTORS: JOSEPH F. ABELY, JR., T. KEVIN DUNNIGAN, ROBERT P.
                       LUCIANO, ROBERT H. MCCAFFREY AND BENSON F. SMITH



                            - FOLD AND DETACH HERE -

       PLEASE MARK YOUR                                                     1436
/X/    VOTES AS IN THIS
       EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
- --------------------------------------------------------------------------------

                               FOR             WITHHELD
1. Election of                 / /               / /
   Directors

                               FOR             AGAINST              ABSTAIN
2. Ratification of             / /               / /                  / /
   Independent Public
   Accountants

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------

- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
- --------------------------------------------------------------------------------

                               FOR             AGAINST              ABSTAIN
3. Shareholder proposal        / /               / /                  / /
   relating to annual
   election of directors


   PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE MEETING             / /


NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner should sign.

- -------------------------------------------------

- -------------------------------------------------
SIGNATURE(S)                           DATE


                            - FOLD AND DETACH HERE -



                                 [BARD LOGO]


                          DIVIDEND REINVESTMENT PLAN
                          --------------------------

C. R. BARD, INC. OFFERS A DIVIDEND REINVESTMENT PLAN TOGETHER WITH A CASH CONTRIBUTION FEATURE FOR ALL SHAREHOLDERS OF BARD COMMON STOCK.

                                PLAN HIGHLIGHTS

               - THE PLAN PROVIDES A CONVENIENT AND ECONOMICAL WAY TO INCREASE YOUR INVESTMENT IN BARD THROUGH THE PURCHASE OF ADDITIONAL SHARES WITH ALL OR PART OF YOUR DIVIDENDS AND ANY VOLUNTARY CASH PAYMENTS ($10 MINIMUM, $5,000 MAXIMUM, PER MONTH) YOU WISH TO MAKE.

               - ALL BROKERAGE COMMISSIONS AND COSTS FOR ADMINISTERING THE PLAN CONNECTED WITH STOCK PURCHASES WILL BE PAID BY BARD.

FOR MORE INFORMATION ABOUT THE PLAN AND AN ENROLLMENT FORM, OR FOR QUESTIONS CONCERNING YOUR ACCOUNT, PLEASE CONTACT:

                       FIRST CHICAGO TRUST COMPANY OF NEW YORK
                       DIVIDEND REINVESTMENT PLAN
                       P.O. BOX 2598
                       JERSEY CITY, NJ 07303-2598
                       (800) 446-2617

                       BE SURE TO INCLUDE A REFERENCE TO C. R. BARD, INC. IN YOUR CORRESPONDENCE.

P R O X Y


                                C. R. BARD, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William C. Bopp and Richard A. Flink, and each of them, his true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932 on Wednesday, April 19, 1995 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

ELECTION OF DIRECTORS: JOSEPH F. ABELY, JR., T. KEVIN DUNNIGAN, ROBERT P.
                       LUCIANO, ROBERT H. MCCAFFREY AND BENSON F. SMITH



                           - FOLD AND DETACH HERE -

       PLEASE MARK YOUR                                                     1436
/X/    VOTES AS IN THIS
       EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.





- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
- --------------------------------------------------------------------------------

                               FOR            WITHHELD
1. Election of                 / /              / /
    Directors



2. Ratification of             FOR            AGAINST          ABSTAIN
    Independent Public         / /              / /              / /
    Accountants


For, except vote withheld from the following nominee(s):

- --------------------------------------------------------


- --------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
- --------------------------------------------------------------------------------

                               FOR            AGAINST          ABSTAIN
3. Shareholder proposal        / /              / /              / /
   relating to annual
   election of directors


   PLEASE MARK THIS BOX IF YOU PLAN TO ATTEND THE MEETING        / /



NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner should sign.


- --------------------------------------------------



- --------------------------------------------------
SIGNATURE(S)                             DATE



                            - FOLD AND DETACH HERE -


                                 [BARD LOGO]



DEAR BARD EMPLOYEE,

JUST A SHORT NOTE OF THANKS FOR ALL YOUR HARD WORK AND DEDICATION WHICH IS REFLECTED IN OUR 1994 ANNUAL REPORT.

THERE ARE MANY CHALLENGES FACING US IN HEALTH CARE. I KNOW THAT YOUR DRIVE AND TEAM SPIRIT WILL PROPEL US TO THE TOP OF THE PERFORMANCE LIST. YOUR PAST AND FUTURE EFFORTS ARE GREATLY APPRECIATED.


                              /s/ Bill
                              ------------------------
                              WILLIAM H. LONGFIELD